Global Crossing Announces

Third Quarter 2010 Results

•	Consolidated revenue of $648 million, a sequential increase of 3 percent as reported and 2 percent in constant currency terms

•	“Invest and grow” revenue of $568 million, a sequential increase of 2 percent as reported and in constant currency terms

•	OIBDA of $109 million, a sequential increase of 17 percent as reported and 16 percent in constant currency terms

•	Free Cash Flow use of $1 million, an improvement of $12 million sequentially

FOR IMMEDIATE RELEASE: MONDAY, NOVEMBER 1, 2010

Florham Park, N.J. — Global Crossing (NASDAQ: GLBC), a leading global IP solutions provider, today announced unaudited third quarter 2010 results. The company said it will discuss its consolidated financial and operational results for the third quarter 2010 on a conference call tomorrow.

“We reported further improvement in our financial results in the third quarter as enterprises around the world continue to migrate to advanced IP and data center solutions,” said John Legere, chief executive officer of Global Crossing. “At the mid-point of our current forecast, we expect full-year 2010 ‘invest and grow’ revenue and OIBDA to reflect annual increases of approximately 6 percent and 19 percent, respectively.”

In addition to reporting third quarter 2010 results, earlier today Global Crossing announced that it has acquired global video services provider Genesis Networks, an innovator in high-performance, rich-media and video-based applications serving the world’s major broadcasters, producers and aggregators of specialized programming. Global Crossing paid aggregate consideration of approximately $27 million, including $15 million in connection with the repayment of existing debt.

Results at a Glance

(Dollars in Millions)		Change vs. 2Q 2010		Change vs. 3Q 2009
	3Q 2010	Reported	Constant Currency	Reported	Constant Currency
Consolidated Revenues	$648	3%	2%	1%	2%
“Invest & Grow” Revenues	$568	2%	2%	3%	4%
OIBDA	$109	17%	16%	20%	19%

Free Cash Flow	$(1)	$12		$(53)

The company’s OIBDA, Free Cash Flow and constant currency measures are non-GAAP measures. See “Non-GAAP Metrics,” below, and the reconciliations of OIBDA and Free Cash Flow to the most directly comparable GAAP measures included in the attached financial tables.

Third Quarter Results

Global Crossing’s consolidated revenue was $648 million in the third quarter of 2010, an increase of 3 percent sequentially and an increase of 1 percent year over year. The sequential comparison included a $3 million favorable foreign exchange impact and the year-over-year increase included an $8 million unfavorable foreign exchange impact. In constant currency terms, consolidated revenue increased 2 percent sequentially and 2 percent year over year.

The company’s “invest and grow” services generated revenue of $568 million in the third quarter, an increase of 2 percent sequentially and 3 percent year over year, including substantially all of the foreign exchange impacts referenced above. In constant currency terms, “invest and grow” revenue increased 2 percent sequentially and 4 percent year over year.

On a segment basis, Rest of World (ROW), GC Impsat and GCUK generated “invest and grow” revenue of $317 million, $145 million, and $112 million, respectively. In constant currency terms, ROW increased 1 percent sequentially and 3 percent year over year, GC Impsat increased 7 percent sequentially and 12 percent year over year, and GCUK declined 4 percent sequentially but increased 3 percent year over year.

The company’s wholesale voice business generated revenue of $79 million in the third quarter, a 7 percent increase sequentially and an 11 percent decrease year over year.

Global Crossing reported gross margin for the third quarter of $208 million, compared with $199 million in the second quarter of 2010 and $200 million in the third quarter of 2009. Foreign currency did not materially impact gross margin sequentially or year over year. The sequential improvement in gross margin was driven by revenue growth and a reduction in accrued incentive compensation, partially offset by an increase in access costs. The year-over-year increase was primarily due to revenue growth and improved sales mix, partially offset by a benefit in the prior year period from a customer contract buyout.

SG&A expenses were $99 million in the third quarter of 2010, compared with $106 million in the second quarter of 2010 and $109 million in the third quarter of 2009. Foreign currency did not materially impact SG&A sequentially or year over year. The sequential decrease was principally due to reductions in accrued incentive compensation and non-income tax expense, partly offset by higher restructuring costs. The year-over-year decrease was principally due to lower non-income tax expense, a decrease in bad debt expense and lower accrued incentive compensation.

Global Crossing reported $109 million of OIBDA in the third quarter, compared with $93 million in the second quarter of 2010 and $91 million in the third quarter of 2009. On a segment basis, ROW, GC Impsat and GCUK contributed $38 million, $49 million and $22 million, respectively.

Global Crossing’s consolidated net loss applicable to common shareholders was $7 million for the third quarter of 2010. On a sequential basis, net loss decreased $41 million, principally due to favorable foreign exchange impacts and higher OIBDA. On a year-over-year basis, net loss decreased $67 million, principally due to favorable foreign exchange impacts, higher OIBDA and a loss on extinguishment of debt in the year-ago period.

Cash and Liquidity

As of September 30, 2010, Global Crossing had $311 million of unrestricted cash, compared with $328 million at June 30, 2010 and $429 million at September 30, 2009. Including $19 million of restricted cash, Global Crossing had total cash of $330 million at September 30, 2010.

Cash from operating activities for the third quarter was $29 million. Global Crossing received $31 million in proceeds from the sale of IRUs and prepaid services in the third quarter. Uses of cash for the quarter included $48 million of cash interest payments and $43 million for capital expenditures and principal payments on capital leases.

The company reported Free Cash Flow of negative $1 million in the quarter, compared with negative $13 million in the prior quarter and $52 million in the year-ago period. The sequential improvement was primarily driven by improved OIBDA, lower capital expenditures and higher IRU receipts, partly offset by higher cash interest in the quarter. Year over year, the decrease was principally driven by an increase in cash interest and use of cash for working capital, partially offset by improved OIBDA.

2010 Guidance

The company’s 2010 guidance, which was originally provided on February 16, 2010 and assumed foreign exchange rates as of February 15, 2010, is as set forth in the table below. The company now expects to realize annual “invest and grow” revenue at or slightly below the original guidance range, based in part on lowered revenue expectations for GCUK and a stronger than anticipated seasonality impact on our usage-driven North America conferencing services. Management is narrowing the range for expected annual OIBDA performance, continuing to project OIBDA performance within the original guidance range. The updated annual guidance, including Free Cash Flow, is as follows:

Metric ($ in millions)	Original 2010 Guidance	Updated 2010 Guidance

“Invest & Grow” Revenue	$2,300 – $2,375	$2,275 – $2,300
OIBDA	$390 – $440	$400 – $415
Free Cash Flow	$10 – $60	($10) – $10

These forecasts are based on various assumptions which may or may not materialize. Some of the risks and uncertainties that could cause actual results to differ materially from these estimates are referenced at the end of this press release.

Non-GAAP Metrics

Pursuant to the Securities and Exchange Commission’s (SEC’s) Regulation G and Item 10(e)(1)(i) of Regulation S-X, the attached financial tables include definitions of non-GAAP financial measures, as well as reconciliations of such measures to the most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP). In addition, measures referred to in this press release as being calculated “in constant currency terms” are non-GAAP measures intended to present the relevant information assuming a constant exchange rate between the two periods being compared. Such measures are calculated by applying the currency exchange rates used in the preparation of the prior period financial results to the subsequent period results.

Conference Call

The company will hold a conference call on Tuesday, November 2, 2010 at 9:00 a.m. EDT to discuss its financial results. The call may be accessed by dialing +1 212 231 2915 or, if calling from within the United Kingdom, by dialing +44 203 300 0094. Callers are advised to access the call 15 minutes before the start time. A Webcast with presentation slides will be available at http://investors.globalcrossing.com/events.cfm.

A replay of the call will be available on November 2, 2010 beginning at 11:30 a.m. EDT and will be accessible until Tuesday, November 9, 2010 at 11:30 a.m. EST. To access the replay, North American callers may dial +1 402 977 9140 or +1 800 633 8284 and enter reservation number 21485465. Callers in the United Kingdom may dial +44 870 000 3081 or +1 800 692 0831 and enter reservation number 21485465.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) is a leading global IP and Ethernet solutions provider with the world’s first integrated global IP-based network. The company offers a full range of data, voice and collaboration services with an industry leading customer experience and delivers service to approximately 40 percent of the Fortune 500, as well as to 700 carriers, mobile operators and ISPs. It delivers converged IP services to more than 700 cities in more than 70 countries around the world.

Website Access to Company Information

Global Crossing maintains a corporate website at www.globalcrossing.com, and you can find additional information about the company through the Investors pages on that website at http://investors.globalcrossing.com. Global Crossing utilizes its website as a channel of distribution of important information about the company. Global Crossing routinely posts financial and other important information regarding the company and its business, financial condition and operations on the Investors web pages.

Visitors to the Investors web pages can view and print copies of Global Crossing’s SEC filings, including periodic and current reports on Forms 10-K, 10-Q and 8-K, as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the standing committees of Global Crossing’s Board of Directors, its Corporate Governance Guidelines, Ethics Policy, press releases and analysts presentations are all available through the Investors web pages.

Please note that the information contained on any of Global Crossing’s websites is not incorporated by reference in, or considered to be a part of, any document unless expressly incorporated by reference therein.

# # #

This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties that could cause the actual results to differ materially, including: Global Crossing’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; the availability of future borrowings in an amount sufficient to pay our indebtedness and to fund our other liquidity needs; legal and contractual restrictions on the inter-company transfer of funds by the company’s subsidiaries; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; political, legal and other risks due to the company’s substantial international operations; risks associated with movements in foreign currency exchange rates; risks related to restrictions on the conversion of the Venezuelan bolivar into U.S. dollars and to the resultant buildup of a material excess bolivar cash balance, which is carried on Global Crossing’s books at the official exchange rate, attributing to the bolivar a value that is significantly greater than the value that would prevail on an open market; potential weaknesses in internal controls of acquired businesses, and difficulties in integrating internal controls of those businesses with the company’s own internal controls; the concentration of revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; exposure to contingent liabilities; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. Global Crossing undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:

Press Contacts

Michael Schneider

+ 1 973 937 0146

Michael.Schneider@globalcrossing.com

Analysts/Investors Contact

Mark Gottlieb

+ 1 800 836 0342

glbc@globalcrossing.com

Antonio Suarez

+1 973 937 0233

Antonio.Suarez@globalcrossing.com

IR/PR1

Global Crossing Limited		Table 1
Condensed Consolidated Balance Sheets ($ in millions)

	September 30, 2010	December 31, 2009
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$311	$477
Restricted cash and cash equivalents—current portion	14	9
Accounts receivable, net of allowances of $50 and $50	343	328
Prepaid costs and other current assets	90	101

Total current assets	758	915

Restricted cash and cash equivalents—long term	5	7
Property and equipment, net of accumulated depreciation of $1,442 and $1,216	1,207	1,280
Intangible assets, net (including goodwill of $178 and $175)	197	198
Other assets	75	88

Total assets	$2,242	$2,488

LIABILITIES:
Current liabilities:
Accounts payable	$238	$312
Accrued cost of access	108	87
Short term debt and current portion of long term debt	168	37
Obligations under capital leases—current portion	54	49
Deferred revenue—current portion	172	174
Other current liabilities	361	384

Total current liabilities	1,101	1,043

Long term debt	1,172	1,295
Obligations under capital leases	82	90
Deferred revenue	330	334
Other deferred liabilities	59	86

Total liabilities	2,744	2,848

SHAREHOLDERS’ DEFICIT:
Common stock, 110,000,000 shares authorized, $.01 par value, 60,477,709 and 60,219,817 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	1	1
Preferred stock with controlling shareholder, 45,000,000 shares authorized, $.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	1,438	1,427
Accumulated other comprehensive loss	(5)	(24)
Accumulated deficit	(1,938)	(1,766)

Total shareholders’ deficit	(502)	(360)

Total liabilities and shareholders’ deficit	$2,242	$2,488

Global Crossing Limited	Table 2
Unaudited Condensed Consolidated Statements of Operations
($ in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$648	$643	$1,926	$1,885

Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(289)	(288)	(870)	(859)
Real estate, network and operations	(101)	(106)	(303)	(301)
Third party maintenance	(25)	(26)	(78)	(77)
Cost of equipment and other sales	(25)	(23)	(75)	(68)

Total cost of revenue	(440)	(443)	(1,326)	(1,305)

Gross margin	208	200	600	580
Selling, general and administrative	(99)	(109)	(321)	(321)
Depreciation and amortization	(82)	(89)	(252)	(250)

Operating income	27	2	27	9
Other income (expense):
Interest income	—	2	1	7
Interest expense	(44)	(39)	(141)	(113)
Other income (expense), net	21	(32)	(37)	11

Income (loss) before provision for income taxes	4	(67)	(150)	(86)
Provision for income taxes	(10)	(6)	(22)	(18)

Net loss	(6)	(73)	(172)	(104)
Preferred stock dividends	(1)	(1)	(3)	(3)

Loss applicable to common shareholders	$(7)	$(74)	$(175)	$(107)

Loss per common share, basic and diluted:
Loss applicable to common shareholders	$(0.12)	$(1.23)	$(2.90)	$(1.81)

Weighted average number of common shares	60,477,559	60,135,114	60,393,860	58,999,359

Global Crossing Limited		Table 3
Unaudited Condensed Consolidated Statements of Cash Flows
($ in millions)
	Nine Months Ended September 30,
	2010	2009
Cash flows provided by (used in) operating activities:
Net loss	$(172)	$(104)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain on sale of property and equipment	(1)	—
Loss on sale of marketable securities	2	—
Non-cash loss on extinguishment of debt	—	15
Non-cash stock compensation expense	15	15
Depreciation and amortization	252	250
Provision for doubtful accounts	1	5
Amortization of prior period IRUs	(19)	(18)
Change in long term deferred revenue	17	51
Other	59	(27)
Change in operating working capital:
- Changes in accounts receivable	(21)	8
- Changes in accounts payable and accrued cost of access	(52)	(78)
- Changes in other current assets	(2)	(20)
- Changes in other current liabilities	(45)	38

Net cash provided by operating activities	34	135

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(120)	(125)
Purchase of marketable securities	(10)	—
Proceeds from sale of marketable securities	8	4
Change in restricted cash and cash equivalents	(1)	(2)

Net cash used in investing activities	(123)	(123)

Cash flows provided by (used in) financing activities:
Proceeds from short and long term debt	—	741
Repayment of capital lease obligations	(41)	(47)
Repayment of long term debt (including current portion)	(9)	(592)
Premium paid on extinguishment of debt	—	(14)
Finance costs incurred	(2)	(24)
Payment of employee taxes on share-based compensation	(1)	(12)

Net cash provided by (used in) financing activities	(53)	52

Effect of exchange rate changes on cash and cash equivalents	(24)	5

Net increase (decrease) in cash and cash equivalents	(166)	69
Cash and cash equivalents, beginning of period	477	360

Cash and cash equivalents, end of period	$311	$429

Global Crossing Limited and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations	Table 4
($ in millions)

	Quarter Ended September 30, 2010					Quarter Ended June 30, 2010					Quarter Ended September 30, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total	GCUK	GC Impsat	ROW [1]	Eliminations	Total	GCUK	GC Impsat	ROW [1]	Eliminations	Total
Revenue	$113	$146	$395	$(6)	$648	$115	$137	$384	$(6)	$630	$120	$129	$397	$(3)	$643
Cost of revenue
Cost of access	(34)	(31)	(230)	6	(289)	(35)	(31)	(215)	5	(276)	(33)	(27)	(231)	3	(288)
Real estate, network and operations	(17)	(24)	(60)	—	(101)	(18)	(24)	(62)	1	(103)	(22)	(20)	(65)	1	(106)
Third party maintenance	(4)	(7)	(14)	—	(25)	(6)	(6)	(14)	—	(26)	(5)	(6)	(15)	—	(26)
Cost of equipment and other sales	(17)	(5)	(3)	—	(25)	(17)	(5)	(4)	—	(26)	(16)	(4)	(3)	—	(23)

Total cost of revenue	(72)	(67)	(307)	6	(440)	(76)	(66)	(295)	6	(431)	(76)	(57)	(314)	4	(443)

Gross margin	41	79	88	—	208	39	71	89	—	199	44	72	83	1	200
Selling, general and administrative	(19)	(30)	(50)	—	(99)	(19)	(30)	(57)	—	(106)	(19)	(28)	(61)	(1)	(109)
Depreciation and amortization	(15)	(18)	(49)	—	(82)	(15)	(20)	(47)	—	(82)	(18)	(22)	(49)	—	(89)

Operating income (loss)	7	31	(11)	—	27	5	21	(15)	—	11	7	22	(27)	—	2
Other income (expense):
Interest income	1	1	5	(7)	—	2	—	6	(7)	1	3	2	—	(3)	2
Interest expense	(14)	(3)	(34)	7	(44)	(14)	(6)	(35)	7	(48)	(14)	(8)	(20)	3	(39)
Other income (expense), net	9	(1)	13	—	21	(1)	1	(6)	—	(6)	(8)	(13)	(11)	—	(32)

Income (loss) before benefit (provision) for income taxes	3	28	(27)	—	4	(8)	16	(50)	—	(42)	(12)	3	(58)	—	(67)
Benefit (provision) for income taxes	—	(10)	—	—	(10)	—	(6)	1	—	(5)	—	(6)	—	—	(6)

Net income (loss)	3	18	(27)	—	(6)	(8)	10	(49)	—	(47)	(12)	(3)	(58)	—	(73)
Preferred stock dividends	—	—	(1)	—	(1)	—	—	(1)	—	(1)	—	—	(1)	—	(1)

Income (loss) applicable to common shareholders	$3	$18	$(28)	$—	$(7)	$(8)	$10	$(50)	$—	$(48)	$(12)	$(3)	$(59)	$—	$(74)

[1]

Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

Global Crossing Limited and Subsidiaries	Table 5
Unaudited Summary of Consolidated Revenue
($ in millions)

	Quarter Ended September 30, 2010
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$112	$142	$314	$—	$568
Carrier voice	1	1	77	—	79
Other	—	—	1	—	1
Intersegment revenue	—	3	3	(6)	—

Consolidated revenue	$113	$146	$395	$(6)	$648

	Quarter Ended June 30, 2010
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$113	$132	$310	$—	$555
Carrier voice	2	3	69	—	74
Other	—	—	1	—	1
Intersegment revenue	—	2	4	(6)	—

Consolidated revenue	$115	$137	$384	$(6)	$630

	Quarter Ended September 30, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total

Revenue:
Enterprise, carrier data and indirect sales channel	$117	$125	$311	$—	$553
Carrier voice	3	2	84	—	89
Other	—	—	1	—	1
Intersegment revenue	—	2	1	(3)	—

Consolidated revenue	$120	$129	$397	$(3)	$643

[1]

Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

Global Crossing Limited	Table 6
Unaudited Reconciliation of OIBDA to Income (Loss) Applicable to Common Shareholders
($ in millions)

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of OIBDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to income (loss) applicable to common shareholders.

OIBDA is defined as operating income (loss) before depreciation and amortization. OIBDA differs from operating income (loss) in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses.

Management uses OIBDA as an important part of our internal reporting and planning processes and as a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions. Management believes that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items and preferred stock dividends. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Management believes that OIBDA is useful to our investors as it is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides investors with an indication of the underlying performance of our everyday business operations. It excludes the effect of items associated with our capitalization and tax structures, such as interest income, interest expense and income taxes, and of other items not associated with our everyday operations.

	Quarter Ended September 30, 2010
	GCUK	GC Impsat	ROW [1]	Eliminations	Total
OIBDA	$22	$49	$38	$—	$109
Depreciation and amortization	(15)	(18)	(49)	—	(82)

Operating income (loss)	7	31	(11)	—	27
Interest income	1	1	5	(7)	—
Interest expense	(14)	(3)	(34)	7	(44)
Other income (expense), net	9	(1)	13	—	21
Provision for income taxes	—	(10)	—	—	(10)
Preferred stock dividends	—	—	(1)	—	(1)

Income (loss) applicable to common shareholders	$3	$18	$(28)	$—	$(7)

	Quarter Ended June 30, 2010
	GCUK	GC Impsat	ROW [1]	Eliminations	Total
OIBDA	$20	$41	$32	$—	$93
Depreciation and amortization	(15)	(20)	(47)	—	(82)

Operating income (loss)	5	21	(15)	—	11
Interest income	2	—	6	(7)	1
Interest expense	(14)	(6)	(35)	7	(48)
Other income (expense), net	(1)	1	(6)	—	(6)
Benefit (provision) for income taxes	—	(6)	1	—	(5)
Preferred stock dividends	—	—	(1)	—	(1)

Income (loss) applicable to common shareholders	$(8)	$10	$(50)	$—	$(48)

	Quarter Ended September 30, 2009
	GCUK	GC Impsat	ROW [1]	Eliminations	Total
OIBDA	$25	$44	$22	$—	$91
Depreciation and amortization	(18)	(22)	(49)	—	(89)

Operating income (loss)	7	22	(27)	—	2
Interest income	3	2	—	(3)	2
Interest expense	(14)	(8)	(20)	3	(39)
Other expense, net	(8)	(13)	(11)	—	(32)
Provision for income taxes	—	(6)	—	—	(6)
Preferred stock dividends	—	—	(1)	—	(1)

Loss applicable to common shareholders	$(12)	$(3)	$(59)	$—	$(74)

[1]

Rest of World (ROW) represents operations of Global Crossing Limited and subsidiaries excluding Global Crossing (UK) Telecommunications Ltd. and subsidiaries (GCUK) and GC Impsat Holdings I Plc and subsidiaries (GC Impsat).

Global Crossing Limited and Subsidiaries	Table 7

Unaudited Reconciliations of Free Cash Flow to Net Cash Provided by Operating Activities

($ in millions)

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Free Cash Flow, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net cash provided by operating activities.

We define Free Cash Flow as net cash provided by (used in) operating activities less purchases of property and equipment as disclosed in the statement of cash flows. Free Cash Flow differs from the net change in cash and cash equivalents in the statement of cash flows in that it excludes the cash impact of: all investing activities (other than capital expenditures, which are a fundamental and recurring part of our business); all financing activities; and exchange rate changes on cash and cash equivalents balances.

Management uses Free Cash Flow as a relevant indicator of our ability to generate cash to pay debt. Free Cash Flow also is an important part of our internal reporting and a key measure used by management to evaluate liquidity from period to period. We believe that the investment community uses similar performance measures to compare performance of competitors in our industry.

There are material limitations to using non-GAAP financial measures. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Moreover, we do not currently pay a significant amount of income taxes due to net operating losses, and we therefore generate higher Free Cash Flow than comparable businesses that do pay income taxes. Additionally, Free Cash Flow is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Free Cash Flow also does not include certain significant cash items such as purchases and sales out of the ordinary course of business, proceeds from financing activities, repayments of capital lease obligations and other debt, and the effect of exchange rate changes on cash and cash equivalents balances. Free Cash Flow should be considered in addition to, and not as a substitute for, net change in cash and cash equivalents in the statement of cash flows reported in accordance with GAAP.

Management believes that Free Cash Flow is useful to our investors as it provides an indication of the underlying cash position of our everyday business operations and the ability to pay debt.

Quarter Ended September 30,
2010
Free Cash Flow	$(1)
Purchases of property and equipment	30

Net cash provided by operating activities	$29

Quarter Ended June 30, 2010
Free Cash Flow	$(13)
Purchases of property and equipment	49

Net cash provided by operating activities	$36

Quarter Ended September 30, 2009
Free Cash Flow	$52
Purchases of property and equipment	33

Net cash provided by operating activities	$85

Global Crossing Limited and Subsidiaries	Table 8

Unaudited Reconciliations of 2010 OIBDA and Free Cash Flow Guidance

($ in millions)

When providing projections for non-GAAP measures, we are required to provide a reconciliation of the non-GAAP measure to the most directly comparable GAAP metric to the extent available without unreasonable efforts. In such cases, we may indicate an amount or range for GAAP measures that are components of the reconciliation. The provision of such amounts or ranges must not be interpreted as explicit or implicit projections of those GAAP components. To reconcile the non-GAAP financial metric to GAAP, we must use amounts or ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While we feel reasonably comfortable with the methodology used to generate the projections of our non-GAAP financial metrics, we fully expect that the amounts or ranges used for the GAAP components will vary from actual results. We have made numerous assumptions in preparing our projections. These assumptions, including the amounts of the various components that comprise a financial metric, may or may not prove to be correct. We will consider our projections of non-GAAP financial metrics to have been achieved if the specific non-GAAP measure is met or exceeded, even if the GAAP components of the reconciliation are materially different from those provided in an earlier reconciliation.

This reconciliation was prepared based on the Company’s updated guidance as provided on November 1, 2010, which is included in the preceding press release.

	Twelve months ended December 31, 2010
	Low End of Guidance	High End of Guidance
OIBDA	$400	$415
Depreciation and amortization	(334)	(334)

Operating income	66	81
Interest expense, net	(188)	(188)
Other expense, net	(37)	(37)
Provision for income taxes	(30)	(30)
Preferred stock dividends	(4)	(4)

Net loss applicable to common shareholders	$(193)	$(178)

Free Cash Flow	$(10)	$10
Purchases of property and equipment	180	180

Net cash provided by operating activities	$170	$190

For definitions and further description of these non-GAAP measures see tables 6 and 7.